                                                                    EXHIBIT 12.1

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                          YEARS ENDED
                                                                                                      Three Months
                                                                                                         Ended
                                                                                                       March 27,
                                1999           2000         2001            2002           2003           2004
                                ----           ----         ----            ----           ----       ------------
Pre-tax income (loss)
     from
     continuing
     operations.........        $(34.2)        $74.1        $(594.8)        $(258.4)       $104.0         $9.4
                                ======         =====        =======         =======        ======         ====
Fixed charges:
     Interest expense...
     Interest included
     in rental payments
     (1)................          13.6          13.7           25.2            27.0          30.6          8.8
                                   5.1           4.2            8.3             7.7           9.4          2.5
Total fixed charges.....         $18.7         $17.9          $33.5           $34.7         $40.0        $11.3
                                ======         =====        =======         =======        ======         ====
Pre-tax income (loss)
     from continuing
     operations plus
     fixed charges......        $(15.5)        $92.0        $(561.3)        $(223.7)       $144.0        $20.7
                                ======         =====        =======         =======        ======         ====
Ratio of earnings to
     fixed charges......        --(2)            5.1         --(3)           --(4)            3.6          1.8

(1)  Represents appropriate portion (1/3) of rentals.

(2) Due to the Company's loss in 1999, the ratio coverage was less than 1:1. The Company must generate additional earnings of $34.2 million to achieve a coverage of 1:1.

(3) Due to the Company's loss in 2001, the ratio coverage was less than 1:1. The Company must generate additional earnings of $594.8 million to achieve a coverage of 1:1.

(4) Due to the Company's loss in 2002, the ratio coverage was less than 1:1. The Company must generate additional earnings of $258.4 million to achieve a coverage of 1:1.